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                                                                   EXHIBIT 10.40

                         CENTILLIUM COMMUNICATIONS, INC.

                      CHANGE OF CONTROL SEVERANCE AGREEMENT

      This Change of Control Severance Agreement (the "Agreement") is made and entered into by and between Wayne Gartin (the "Employee") and Centillium Communications, Inc., a Delaware corporation (the "Company"), effective as of September 28, 2004 (the "Effective Date").

                                    RECITALS

      1. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the "Board") recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein) of the Company.

      2. The Board believes that it is in the best interests of the Company and its stockholders to provide the Employee with an incentive to continue his or her employment and to motivate the Employee to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

      3. The Board believes that it is imperative to provide the Employee with certain severance benefits upon the Employee's termination of employment following a Change of Control. These benefits will provide the Employee with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control.

      4. Certain capitalized terms used in the Agreement are defined in Section 6 below.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

      1. Term of Agreement. This Agreement shall terminate upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

      2. At-Will Employment. The Company and the Employee acknowledge that the Employee's employment is and shall continue to be at-will, as defined under applicable law, except as may otherwise be specifically provided under the terms of any written formal employment agreement between the Company and the Employee (an "Employment Agreement"). If the Employee's employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, the Employee shall not be entitled to any payments, benefits, damages,

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awards or compensation other than as provided by this Agreement or under his or her Employment Agreement.

            3.    Severance Benefits.

                  (a) Involuntary Termination Other than for Cause or Voluntary Termination for Good Reason Following a Change of Control. If within eighteen (18) months following a Change of Control (i) the Employee terminates his or her employment with the Company (or any parent or subsidiary of the Company) for "Good Reason" (as defined herein) or (ii) the Company (or any parent or subsidiary of the Company) terminates the Employee's employment for other than "Cause" (as defined herein), and the Employee signs and does not revoke a standard release of claims with the Company in a form acceptable to the Company, then the Employee shall receive the following severance from the Company:

                        (i)Severance Payment. The Employee shall be entitled to receive a lump-sum severance payment (less applicable withholding taxes) equal to 50% of the Employee's annual base salary (as in effect immediately prior to (A) the Change of Control, or (B) the Employee's termination, whichever is greater).

                        (ii) The vesting of Employee's grant of options to purchase two hundred thousand (200,000) shares of the Company's Common Stock, which were granted on September 28, 2004, pursuant to that certain Stock Option Agreement between Company and Employee with an Effective Date of September 28, 2004 (and which is referred to in Employee's written offer letter from the Company dated September 16, 2004 ("September 16, 2004 Offer Letter")) shall accelerate by twelve (12) months in addition to the vesting under the standard four-year vesting schedule.

                        (iii) Continued Employee Benefits. Company-paid health, dental and vision benefits at the same level of coverage as was provided to such Employee immediately prior to the Change of Control and at the same ratio of Company premium payment to Employee premium payment as was in effect immediately prior to the Change of Control (the "Company-Paid Coverage"). Company-Paid Coverage shall continue until the earlier of (i) six (6) months from the date of termination, or (ii) the date upon which the Employee becomes covered under another employer's group health, dental and/or vision plans; however, if continued receipt of health care benefits as described above are not permitted by the applicable health care group plans, the Company will then reimburse you for the premiums for such benefits under continuation coverage due under the Consolidated Budget Reconciliation Act of 1985 ("COBRA") for the same six (6) month period. For purposes of Title X of COBRA, the date of the "qualifying event" for Employee shall be the date upon which the Company-Paid Coverage commences, and each month of Company-Paid Coverage provided hereunder shall offset a month of continuation coverage otherwise due under COBRA.

                  (b) Timing of Severance Payments. The severance payment to which Employee is entitled shall be paid by the Company to Employee in cash and in full, not later than thirty (30) calendar days after the date of the termination of Employee's employment as provided in Section 3(a). If the Employee should die before all amounts have been paid, such unpaid amounts shall be paid in a lump-sum payment (less any withholding taxes) to the Employee's designated beneficiary, if living, or otherwise to the personal representative of the Employee's estate.

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                  (c) Voluntary Resignation; Termination for Cause. If the
      Employee's employment with the Company terminates (i) voluntarily by the Employee other than for Good Reason, or (ii) for Cause by the Company, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company's then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.

                  (d) Termination Apart from Change of Control. In the event the Employee's employment is terminated for any reason, either prior to the occurrence of a Change of Control or after the eighteen (18)-month period following a Change of Control, then the Employee shall be entitled to receive severance and any other benefits only as may then be established under the Company's existing written severance and benefits plans and practices or pursuant to other written agreements with the Company.

                  (e) Exclusive Remedy. In the event of a termination of Employee's employment within eighteen (18) months following a Change of Control, the provisions of this Section 3 are intended to be and are exclusive and in lieu of any other rights or remedies to which the Employee or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. The Employee shall be entitled to no benefits, compensation or other payments or rights upon termination of employment following a Change in Control other than those benefits expressly set forth in this Section 3.

            4. Golden Parachute Excise Tax.. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then the Employee's severance benefits under this Agreement shall be payable either

                        (i) in full, or

                        (ii) as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by
Section 4999, results in the receipt by the Employee on an after-tax basis, of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and the Employee otherwise agree in writing, any determination required under this Section shall be made in writing by the Company's independent public accountants (the "Accountants"), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The

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Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

            5. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

                        (a) Cause. "Cause" shall mean (i) an act of personal
            dishonesty taken by the Employee in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the Employee, (ii) Employee being convicted of a felony, (iii) a willful act by the Employee which constitutes gross misconduct and which is injurious to the Company,
            (iv) following delivery to the Employee of a written demand for performance from the Company which describes the basis for the Company's reasonable belief that the Employee has not substantially performed his duties, continued violations by the Employee of the Employee's obligations to the Company which are demonstrably willful and deliberate on the Employee's part.

                        (b) Change of Control. "Change of Control" means the
            occurrence of any of the following:

                              (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities; or

                              (ii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

                              (iii) The consummation of the sale, lease or other disposition by the Company of all or substantially all the Company's assets.

                        (c) Good Reason. "Good Reason" means without the
            Employee's express written consent (i) a material reduction of Employee's duties, authority or responsibilities, relative to the Employee's duties, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to Employee of such reduced duties, authority or responsibilities; (ii) a reduction by the Company in the base compensation of the Employee as in effect immediately prior to such reduction; or (iii) the relocation of the Employee to a facility or a location more than fifty (50) miles from such Employee's then present location.

                  6. Successors.

                        (a) The Company's Successors. Any successor to the
            Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this

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            Agreement and agree expressly to perform the obligations under this
            Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

                        (b) The Employee's Successors. The terms of this
            Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

                  7. Notice.

                        (a) General. All notices and other communications
            required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one (1) business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed (i) if to Employee, at his or her last known residential address and (ii) if to the Company, at the address of its principal corporate offices (attention: Secretary), or in any such case at such other address as a party may designate by ten (10) days' advance written notice to the other party pursuant to the provisions above.

                        (b) Notice of Termination. Any termination by the
            Company for Cause or by the Employee for Good Reason or as a result of a voluntary resignation shall be communicated by a notice of termination to the other party hereto given in accordance with
            Section 7(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than thirty (30) days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his or her rights hereunder.

                  8. Miscellaneous Provisions.

                        (a) No Duty to Mitigate. The Employee shall not be
            required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

                        (b) Waiver. No provision of this Agreement shall be
            modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by

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            either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

                        (c) Headings. All captions and section headings used in
            this Agreement are for convenient reference only and do not form a part of this Agreement.

                        (d) Entire Agreement. This Agreement constitutes the
            entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof, including but not limited to the sentences in the fifth paragraph of the September 16, 2004 Offer Letter, which start "If Centillium Communications, Inc. is i)" and end with "(3) the vesting of your option grant mentioned above would be accelerated by one full year." and any documentation relating thereto.

                        (e) Choice of Law. The validity, interpretation,
            construction and performance of this Agreement shall be governed by the laws of the State of California.

                        (f) Severability. The invalidity or unenforceability of
            any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

                        (g) Withholding. All payments made pursuant to this
            Agreement will be subject to withholding of applicable income and employment taxes.

                        (h) Counterparts. This Agreement may be executed in
            counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

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      IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY                                 CENTILLIUM COMMUNICATIONS, INC.

                                        By:        /s/ Faraj Aalaei
                                            ------------------------------------

                                        Title: Chief Executive Officer

                                        Date: November 5, 2004

EMPLOYEE

                                        By:        /s/ Wayne Gartin
                                            ------------------------------------

                                        Name: Wayne Gartin

                                        Date: November 5, 2004

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